Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Edward J. Lawson, President and Chairman, 21st Century Holding Company

(954) 308-1257 or (954) 581-9993

21st CENTURY HOLDING COMPANY REPORTS

RECORD YEAR-END RESULTS

AND BEATS GUIDANCE

Plantation, Florida, March 15, 2004 - 21st Century Holding Company (Nasdaq: TCHC), today reported record results for the year ended December 31, 2003 (see attached tables).

For the year ended December 31, 2003, the Company reported net income of $8,364,876, or $2.64 per undiluted share. This beat company guidance of $2.25 - $2.45 per undiluted share by $0.19 per share. On a diluted share basis, the Company reported earnings of $2.50 per share. For the fourth quarter, the Company earned $0.56 per share on an undiluted basis and $0.53 per share on a diluted basis, based on 3,708,311 average diluted shares outstanding.

Net premiums earned in the fourth quarter of 2003 increased 33.1% to $12.0 million from $9.0 million in the same period last year.

Total revenues for year-end 2003 increased 49.4% to $60.6 million from $40.6 million in the same period last year.

Edward J. (Ted) Lawson, President & Chairman of the Board, said, “I am very pleased with our results for the fourth quarter and year end. As predicted, we had another solid quarter reflecting significant growth in premiums written from the property and general liability insurance lines. Going forward we expect more of the same. Guidance for calendar year ending December 31, 2004 is $3.25 to $3.75 per share on an undiluted basis with revenue increasing by 40% to 50%.”

The Company will hold an investor conference call at 4:30 PM (ET) on Monday, March 15, 2004. Mr. Lawson and Mr. Richard A. Widdicombe, CEO, will discuss the financial results and review the outlook for the Company. Messrs. Lawson and Widdicombe invite interested parties to participate in the conference call. Listeners can access the conference call by dialing toll free 888-694-4641. Please call at least five minutes in advance to ensure that you are connected prior to the presentation.

About the Company

The Company, through its subsidiaries, underwrites standard and non-standard personal automobile insurance, flood insurance, general liability insurance, mobile home insurance and homeowners’ property and casualty insurance in the State of Florida. The Company underwrites general liability in the state of Georgia as a surplus lines carrier. In addition, the Company has underwriting authority and process’ claims for third party insurance companies. In addition to insurance services, the Company offers premium finance services to its insureds as well as insureds of third party insurance companies. Lastly, the Company offers other ancillary services including licensing of its tax preparation software products, electronic income tax filing, tax preparation and tag and title transfer services.

The Company offers single and master franchise opportunities to individuals through its subsidiaries Fed USA Insurance/Financial Services and EXPRESSTAX® Franchise Corporation.

Safe harbor statements under the Private Securities Litigation Reform Act of 1995: Statements in this press release that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The risks and uncertainties include, without limitation, uncertainties related to estimates, assumptions and projections generally; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; ability to obtain regulatory approval for requested rate changes and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against the Company, and settlement thereof; risks related to the nature of the Company’s business; dependence on investment income and the composition of the Company’s investment portfolio; the adequacy of its liability for loss and loss adjustment expense (“LAE”); insurance agents; claims experience; limited experience in the insurance industry; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore appear to be volatile in certain accounting periods.

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21st CENTURY HOLDING COMPANY

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2003

Revenue:
Gross premiums written	$16,798,631	$15,862,255	$73,358,434	$63,036,468
Gross premiums ceded	(3,667,440)	(6,012,215)	(19,498,209)	(25,286,828)
Net premiums written	13,131,191	9,850,040	53,860,225	37,749,640

Increase (decrease) in prepaid reinsurance premiums	(877,198)	(182,458)	(3,427,818)	5,691,283
Decrease (increase) in unearned premiums	(266,205)	(659,612)	(5,188,177)	(14,047,919)
Net change in prepaid reinsurance premiums and unearned premiums	(1,143,403)	(842,070)	(8,615,995)	(8,356,636)
Net premiums earned	11,987,788	9,007,970	45,244,230	29,393,004
Commission income	370,702	43,538	1,513,818	1,905,936
Finance revenue	1,080,002	1,092,846	4,327,675	4,452,626
Managing general agent fees	434,157	(427,937)	2,328,681	1,970,226
Net investment income	395,031	240,309	1,624,216	1,253,765
Net realized investments gains (losses)	777,868	86,552	2,231,333	(1,369,961)
Other income	743,215	595,481	3,347,020	2,973,949
Total revenue	15,788,763	10,638,759	60,616,973	40,579,546

Expenses:
Loss and loss adjustment expenses	6,905,242	5,243,762	27,508,979	15,987,125
Operating and underwriting expenses	3,473,853	2,961,396	11,782,436	10,425,765
Salaries and wages	2,437,596	2,078,062	9,152,028	8,004,694
Interest expense	319,560	69,182	606,910	353,225
Amortization of deferred acquisition costs, net	193,806	(2,325,618)	(720,606)	(2,064,314)
Total expenses	13,330,057	8,026,784	48,329,747	32,706,495

Income before provision for income tax expense	2,458,706	2,611,975	12,287,226	7,873,050
Provision for income tax expense	(506,996)	(811,915)	(3,922,350)	(3,302,849)
Net income	$1,951,710	$1,800,060	$8,364,876	$4,570,201

Basic net income per share	$0.56	$0.60	$2.64	$1.52

Weighted average number of common shares outstanding	3,457,406	3,005,626	3,171,315	3,005,626

Fully diluted net income per share	$0.53	$0.60	$2.50	$1.52

Weighted average number of common shares outstanding (assuming dilution)	3,708,311	3,005,626	3,348,625	3,005,626

Dividends declared per share	$0.12	$0.06	$0.38	$0.15

21st CENTURY HOLDING COMPANY

Balance Sheet Data

(Unaudited)

	Period Ending
	12/31/03	12/31/02

Total Cash & Investments	$54,261,019	$29,856,179
Total Assets	104,083,912	75,318,011
Unpaid Loss and Loss Adjustment Expense	25,127,679	16,983,756
Total Liabilities	72,087,535	57,220,347
Total Shareholders’ Equity	32,046,376	18,097,664

Premium Breakout

Line of Business	2003	2002

Automobile	67.2%	83.4%
Homeowners	23.4%	13.8%
General Liability	7.0%	0.0%
Mobile Home Owners	2.4%	2.8%
Gross Written Premiums	100.0%	100.0%